Item 77.C – Matters Submitted to a Vote of Security Holders

At a Special Meeting of Shareholders held on May 21, 2014, shareholders of EQ/Davis New York Venture Portfolio approved the Plan of Reorganization and Termination, pursuant to which the Portfolio was merged into the EQ/Invesco Comstock Portfolio at the close of business on June 13, 2014.  The results of the shareholder vote are as follows:
For Against Abstain
4,999,708.302 133,699.025 509,734.673

At a Special Meeting of Shareholders held on May 21, 2014, shareholders of EQ/Lord Abbett Large Cap Core Portfolio approved the Plan of Reorganization and Termination, pursuant to which the Portfolio was merged into the EQ/Invesco Comstock Portfolio at the close of business on June 13, 2014.  The results of the shareholder vote are as follows:
For Against Abstain
4,942,810.732 236,978.978 373,930.290

At a Special Meeting of Shareholders held on May 21, 2014, shareholders of EQ/Equity Growth PLUS Portfolio approved the Plan of Reorganization and Termination, pursuant to which the Portfolio was merged into the AXA Large Cap Growth Managed Volatility Portfolio (formerly, EQ/Large Cap Growth PLUS Portfolio) at the close of business on June 20, 2014.  The results of the shareholder vote are as follows:
For Against Abstain
23,700,833.481 1,081,151.921 1,566,009.910